Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO ANNOUNCES PRELIMINARY
FOURTH QUARTER 2010 REVENUE

CRANFORD, NJ, January 18, 2011 – Metalico, Inc. (NYSE AMEX:MEA) announced today that it expects to report revenue from product sales for the three months ended December 31, 2010 of approximately $136,000,000, an increase of 61% as compared to revenues of $84,600,000 for the fourth quarter of 2009.

The Company expects that approximately $45 million or 33% of fourth quarter revenues are PGM (Platinum Group Metals) related sales while ferrous sales will be lower than expected in anticipation of significant demand and rising scrap prices for ferrous products in 2011.

As a result, reported calendar 2010 revenue should be approximately $550 million, compared to $292 million for all of 2009.

This announced revenue amount is a preliminary unaudited management assessment of revenues for the period. The Company expects to report its audited 2010 financial results by mid-March 2011.

The Company will be participating in investor meetings and conferences before its final 2010 results are released and deems it appropriate to have selected preliminary financial information in the public domain.

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty-four recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE Amex under the symbol MEA.

This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the fourth quarter of 2010. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact: Metalico, Inc.

Carlos E. Agüero

Michael J. Drury

info@metalico.com

186 North Avenue East

Cranford, NJ 07016

(908) 497-9610

FAX: (908) 497-1097

www.metalico.com

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